UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2024

MICROSTRATEGY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-24435	51-0323571
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1850 Towers Crescent Plaza Tysons Corner, Virginia	22182
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 848-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Class A common stock, par value $0.001 per share	MSTR	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

Bitcoin Holdings Update

On September 13, 2024, MicroStrategy Incorporated (the “Company”) announced that, during the period between August 6, 2024 and September 12, 2024, the Company acquired approximately 18,300 bitcoins for approximately $1.11 billion in cash, at an average price of approximately $60,408 per bitcoin, inclusive of fees and expenses. The bitcoin purchases were made using proceeds from the issuance and sale of Shares (defined below) under the Sales Agreement (defined below). As of September 12, 2024, the Company, together with its subsidiaries, held an aggregate of approximately 244,800 bitcoins, which were acquired at an aggregate purchase price of approximately $9.45 billion and an average purchase price of approximately $38,585 per bitcoin, inclusive of fees and expenses.

ATM Update

As previously disclosed, on August 1, 2024, the Company entered into a Sales Agreement (the “Sales Agreement”) with TD Securities (USA) LLC, The Benchmark Company, LLC, BTIG, LLC, Canaccord Genuity LLC, Maxim Group LLC and SG Americas Securities, LLC, as sales agents (the “Sales Agents”), pursuant to which the Company may issue and sell shares of its class A common stock, par value $0.001 per share (“Shares”), having an aggregate offering price of up to $2.0 billion from time to time through the Sales Agents. On September 13, 2024, the Company announced that, as of September 12, 2024, the Company had sold an aggregate of 8,048,449 Shares under the Sales Agreement for aggregate net proceeds to the Company (less sales commissions) of approximately $1.11 billion.

Item 7.01	Regulation FD Disclosure.

BTC Yield KPI

From July 1, 2024 to September 12, 2024, the Company’s BTC Yield was 4.4%. From January 1, 2024 to September 12, 2024, the Company’s BTC Yield was 17.0%.

BTC Yield is a key performance indicator (“KPI”) that represents the % change period-to-period of the ratio between the Company’s bitcoin holdings and its Assumed Diluted Shares Outstanding. Assumed Diluted Shares Outstanding refers to the aggregate of the Company’s actual shares of common stock outstanding as of the end of the applicable period plus all additional shares that would result from the assumed conversion of all outstanding convertible notes, exercise of all outstanding stock option awards, and settlement of all outstanding restricted stock units and performance stock units. The Company uses BTC Yield as a KPI to help assess the performance of its strategy of acquiring bitcoin in a manner the Company believes is accretive to shareholders. The Company believes this KPI can be used to supplement an investor’s understanding of the Company’s decision to fund the purchase of bitcoin by issuing additional shares of its common stock or instruments convertible to common stock.

BTC Yield and Basic and Assumed Diluted Shares Outstanding

	12/31/2023	6/30/2024	9/12/2024
Total Bitcoin Holdings	189,150	226,331	244,800

Shares Outstanding (in ‘000s)(1)
Class A	149,041	171,030	182,988
Class B	19,640	19,640	19,640

Basic Shares Outstanding (2)	168,681	190,670	202,628

2025 Convertible Shares @$39.80	16,332	3,659	—
2027 Convertible Shares @$143.25	7,330	7,330	7,330
2030 Convertible Shares @$149.77	—	5,342	5,342
2031 Convertible Shares @$232.72	—	2,594	2,594
2032 Convertible Shares @$204.33	—	3,915	3,915
Options Outstanding	12,936	5,916	5,731
RSU/PSU Unvested	2,359	2,244	2,192

Assumed Diluted Shares Outstanding(3)	207,638	221,662	229,732

BTC Yield % (Quarter to Date)			4.4%
BTC Yield % (Year to Date)			17.0%

(1)

On July 11, 2024, the Company announced a 10-for-1 stock split of the Company’s class A common stock and class B common stock. The stock split was effected by means of a stock dividend to the holders of record of the Company’s class A common stock and class B common stock as of the close of business on August 1, 2024, the record date for the dividend. The dividend was distributed after the close of trading on August 7, 2024 and trading commenced on a split-adjusted basis at market open on August 8, 2024. As a result of the stock split, all applicable share and equity award information has been retroactively adjusted to reflect the stock split for all periods presented.

(2)	Basic Shares Outstanding reflects the actual Class A and Class B common stock outstanding as of the dates presented.
(3)

Assumed Diluted Shares Outstanding refers to the aggregate of our actual shares of common stock outstanding as of the end of each period plus all additional shares that would result from the assumed conversion of all outstanding convertible notes, exercise of all outstanding stock option awards, and settlement of all outstanding restricted stock units and performance stock units. Assumed Diluted Shares Outstanding is not calculated using the treasury method and does not take into account any vesting conditions (in the case of equity awards), the exercise price of any stock option awards or any contractual conditions limiting convertibility of convertible debt instruments.

Important Information about BTC Yield KPI

BTC Yield is a KPI that represents the % change period-to-period of the ratio between the Company’s bitcoin holdings and its Assumed Diluted Shares Outstanding. Assumed Diluted Shares Outstanding refers to the aggregate of the Company’s actual shares of common stock outstanding as of the end of each period plus all additional shares that would result from the assumed conversion of all outstanding convertible notes, exercise of all outstanding stock option awards, and settlement of all outstanding restricted stock units and performance stock units. Assumed Diluted Shares Outstanding is not calculated using the treasury method and does not take into account any vesting conditions (in the case of equity awards), the exercise price of any stock option awards or any contractual conditions limiting convertibility of convertible debt instruments.

The Company uses BTC Yield as a KPI to help assess the performance of its strategy of acquiring bitcoin in a manner the Company believes is accretive to shareholders. The Company believes this KPI can be used to supplement an investor’s understanding of its decision to fund the purchase of bitcoin by issuing additional shares of its common stock or instruments convertible to common stock. When the Company uses this KPI, management also takes into account the various limitations of this metric, including that it does not take into account debt and other liabilities and claims on company assets that would be senior to common equity and that it assumes that all indebtedness will be refinanced or, in the case of the Company’s senior convertible debt instruments, converted into shares of common stock in accordance with their respective terms.

Additionally, this KPI is not, and should not be understood as, an operating performance measure or a financial or liquidity measure. In particular, BTC Yield is not equivalent to “yield” in the traditional financial context. It is not a measure of the return on investment the Company’s shareholders may have achieved historically or can achieve in the future by purchasing stock of the Company, or a measure of income generated by the Company’s operations or its bitcoin holdings, return on investment on its bitcoin holdings, or any other similar financial measure of the performance of its business or assets.

The trading price of the Company’s class A common stock is informed by numerous factors in addition to the amount of bitcoins the Company holds and number of actual or potential shares of its stock outstanding, and as a result, the market value of the Company’s shares may trade at a discount or a premium relative to the market value of the bitcoin the Company holds, and BTC Yield is not indicative nor predictive of the trading price of the Company’s shares of class A common stock.

As noted above, this KPI is narrow in its purpose and is used by management to assist it in assessing whether the Company is using equity capital in a manner accretive to shareholders solely as it pertains to its bitcoin holdings.

In calculating this KPI, the Company does not take into account the source of capital used for the acquisition of its bitcoin. The Company notes in particular, it has acquired bitcoin using proceeds from the offerings of its 6.125% Senior Secured Notes due 2028 (the “Senior Secured Notes”) as well as convertible senior notes, which currently are not exercisable or have conversion prices above the current trading prices of the Class A common stock, each of which would have the effect of increasing the BTC Yield without taking into account the corresponding debt. Conversely, if any of the Company’s convertible senior notes mature or are redeemed without being converted into common stock or the Company needs cash to repay the Senior Secured Notes, the Company may be required to sell shares in quantities greater than the shares such notes are convertible into or generate cash proceeds from the sale of bitcoin, either of which would have the effect of decreasing the BTC Yield due to changes in the Company’s bitcoin holdings and shares in ways that were not contemplated by the assumptions in calculating BTC Yield. Accordingly, this metric might overstate or understate the accretive nature of the Company’s use of equity capital to buy bitcoin because not all bitcoin may be acquired using proceeds of equity offerings and not all issuances of equity may involve the acquisition of bitcoin.

The Company determines its KPI targets based on its history and future goals. The Company’s ability to achieve positive BTC Yield may depend on a variety of factors, including its ability to generate cash from operations in excess of its fixed charges and other expenses, as well as factors outside of its control, such as the availability of debt and equity financing on favorable terms. Past performance is not indicative of future results.

The Company has historically not paid any dividends on its shares of common stock, and by presenting this KPI the Company makes no suggestion that it intends to do so in the future. Ownership of common stock does not represent an ownership interest in the bitcoin the Company holds.

Investors should rely on the financial statements and other disclosures contained in the Company’s SEC filings. This KPI is merely a supplement, not a substitute. It should be used only by sophisticated investors who understand its limited purpose and many limitations.

The information disclosed pursuant to Item 7.01 in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 13, 2024	MicroStrategy Incorporated (Registrant)

	By:	/s/ W. Ming Shao
	Name:	W. Ming Shao
	Title:	Senior Executive Vice President & General Counsel